AMENDMENT NO. 2
TO
SUBADVISORY AGREEMENT


        This AMENDMENT NO. 2 TO
SUBADVISORY AGREEMENT is dated as of
October 2, 2007, by and between AIG
SUNAMERICA ASSET MANAGEMENT
CORP., formerly known as SunAmerica Asset
Management Corp., a Delaware corporation (the
Adviser  ), and WELLINGTON
MANAGEMENT COMPANY, LLP, a Delaware
limited liability partnership (the   Subadviser  ).

W I T N E S S E T H:

        WHEREAS, the Adviser and Seasons
Series Trust, a Massachusetts business trust (the
Trust  ), have entered into an Investment Advisory
and Management Agreement dated as of January 1,
1999, as amended from time to time (the   Advisory
Agreement ), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

        WHEREAS, the Adviser and the Subadviser
are parties to a Subadvisory Agreement dated
January 1, 1999, as amended from time to time (the
Subadvisory Agreement  ), pursuant to which the
Subadviser furnishes investment advisory services
to certain series (the   Portfolios  ) of the Trust, as
listed on Schedule A of the Subadvisory
Agreement;

        WHEREAS, the parties desire to amend the Subadvisory Agreement to comply with the requirements of rules 17a-10, 10f-3, 12d3-1 and 17e-1 under the Investment Company Act of 1940, as amended, relating to certain exemptions available for transactions with subadvisory affiliates; and

        WHEREAS, the Board of Trustees of the
Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

        NOW, THEREFORE, it is hereby agreed
between the parties hereto as follows:

1.	The following provision is inserted
in Section 1 of the Subadvisory Agreement:

  The Subadviser also represents and
warrants that in furnishing services
hereunder, the Subadviser will not
consult with any other subadviser of
the Portfolios or other series of the
Trust, to the extent any other
subadvisers are engaged by the
Adviser, or any other subadvisers to
other investments companies that are
under common control with the
Trust, concerning transactions of the
Portfolios in securities or other
assets, other than for purposes of
complying with the conditions of
paragraphs (a) and (b) of rule 12d3-1
under the Act.

2.	Counterparts.	This
Amendment may be executed in two or
more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except
as expressly supplemented, amended or
consented to hereby, all of the
representations, warranties, terms,
covenants, and conditions of the
Subadvisory Agreement shall remain
unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.	Capitalized
terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

       IN WITNESS WHEREOF, the parties
have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				AIG
SUNAMERICA ASSET MANAGEMENT
CORP.

				By: /s/ PETER A.
HARBECK
				Name:	Peter A.
Harbeck
				Title:	President &
CEO


				WELLINGTON
MANAGEMENT COMPANY, LLP

				By: /s/ JONATHAN
M. PAYSON
				Name:	Jonathan M.
Payson
				Title:	Sr. Vice
President




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P:\PUBLIC\PRODLAW\Securities Compliance\Seasons
 Series Trust\Agreements\Subadvisory Agreements
\Wellington\Wellington Amendment 2 to
Subadvisory Agreement 10-02-07.doc